UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2008

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01. Other Events.

The following information is furnished pursuant to Item 8.01, “Other Events.”

On November 3, 2008, Net 1 UEPS Technologies, Inc. (“Net1”) issued a press release announcing that it received the final decision in respect of the Payment Service Tender from the Chief Executive Officer (“CEO”) of the South African Social Security Agency (“SASSA”). Bidders have been advised that the CEO has decided to: (i) make no award of tenders submitted in response to SASSA Tender 19/06/BS and to terminate the procurement process; and (ii) defer a decision about commencing a fresh tender process for the provision of a social assistance grants payment service.

The reasons for the decision of the CEO are summarized as follows:

1.

a number of the bid evaluation technical criteria specified in the Request for Proposal (“RFP”) are vaguely formulated and resulted in a high degree of subjectivity in the decision making process and inconsistent scoring of bids;

2.	uncertainty and ambiguity of the RFP regarding payment solutions based on multiple payment channels resulted in an unfair and uncompetitive bidding process;

3.	the important objectives of the procurement process relating to submission of performance guarantees by bidders could not be achieved;

4.

due to the lack of clarity in the RFP regarding the measurement of preference points, an important objective of the RFP, namely the advancement of broad-based black economic empowerment, could not be achieved;

5.

evaluating and adjudicating the payment service tender, notwithstanding the serious flaws identified in the RFP and bid evaluation process, would be inconsistent with the application of a fair, transparent, equitable, cost-effective and competitive procurement system and would expose the SASSA to a significant degree of legal risk; and

6.

a decision by SASSA on whether or not to commence a fresh tender process will require further consultation and consideration of various important factors, including the terms, evaluation criteria and specifications for a new tender, the envisaged payment solution and conditions for the acceptability and evaluation of bids which may be based on alternative payment models.

A copy of Net1’s press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated November 3, 2008, issued by Net 1 UEPS Technologies, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 4, 2008	By:	/s/ Serge C.P. Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of the Board